Exhibit 99.1

CARE.COM APPOINTS GEORGE BELL TO BOARD OF DIRECTORS

Waltham, MA, September 18, 2017 -- Care.com (NYSE: CRCM), the world’s largest online destination for finding and managing family care, today announced that it has appointed George Bell to its Board of Directors as Lead Independent Director.
In making the announcement, Sheila Lirio Marcelo, Founder, Chairwoman and CEO of Care.com, said “I have known George for more than 15 years and have counted him among my most trusted advisors as we’ve built Care.com. I am thrilled to formally bring his wealth of experience in marketplaces, mobile and SEO to bear for the company as we launch our second decade.”
Mr. Bell said, “It has been exciting to watch Care.com’s growth and to see the positive impact the company is having on families around the world. I look forward to working alongside Sheila and the rest of the Board to build upon Care.com’s vision and continue to lead through innovation.”
A 30-year veteran of growing and investing in consumer businesses, Mr. Bell has served in various roles, including Managing Director and Executive in Residence at General Catalyst Partners, a venture and private equity firm. He has served as CEO of multiple companies including Jumptap, which was sold to Millennial Media/AOL; Upromise, which was sold to Sallie Mae; Excite@Home; and Excite, which went public under his leadership as one of the Internet’s largest and first search engines. He was also Chairman of the Board of Harris Interactive.
Mr. Bell is Board Chair of Place IQ and is a member of the Board for several companies including John Wiley and Sons, Angie’s List, Coach Up, and the Association of College and University Educators, and was named “Entrepreneur of the Year” by Ernst & Young for both California and New England. Additionally, Mr. Bell is a national Board member of The Trust for Public Land, sits on the Board of the Massachusetts Historical Commission, and was a member of Massachusetts Governor Baker’s 2015 Opioid Working Group. Mr. Bell is a graduate of Harvard College.
About Care.com
Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 14.2 million families and 11.0 million caregivers* across more than 20 countries, including the U.S., UK, Canada and parts of Western Europe, and approximately 1.2 million employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and Care.com Benefits, including the household payroll and tax services provided by Care.com HomePay and the Care Benefit Bucks program, a peer-to-peer pooled, portable benefits platform funded by household employer contributions which provides caregivers access to professional benefits. For enterprise clients, Care.com builds customized benefits packages covering child care, back up care and senior care consulting services through its Care@Work business, and serves care businesses with marketing and recruiting support. To connect families further, Care.com acquired community platforms Big Tent and Kinsights in 2013 and 2015, respectively. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin and the San Francisco Bay area.
*As of June 2017
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Contact:
Nancy Bushkin
Vice President, Global Public Relations & Corporate Communications
Care.com
nbushkin@care.com/781-642-5919